Exhibit 99.1

Sphere 3D Corp. Provides October 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - November 09, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, is providing results of its Bitcoin mining operation for October 2023.

Key Highlights:

  69.2 Bitcoin mined in October, up 8.8% from September and up 535% YoY.
  Month-end operating hash rate was 1.3 EH/s, flat from September and up 13X YoY.
  Uptime was 83%.

Metrics[1]	Oct 2022	Sep 2023	Oct 2023
Bitcoin Mined	10.9	63.6	69.2
Bitcoin Sold	4.1	49.9	74.3
Mining Revenue*	$0.2 million	$1.7 million	$2.0 million
Bitcoin Holdings	84.9	16.5	11.4
Deployed Miners	~1,000	~12,450	~12,450
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.3 EH/s	1.3 EH/s

*Unaudited
1 - Includes Sphere 3D assets temporarily custodied by Gryphon related the terminated MSA

CEO Comments

"In October 2023, we mined 69.2 Bitcoin, representing a 535% increase year-over-year and a 8.8% increase from September 2023," said Patricia Trompeter, CEO of Sphere 3D. "The higher production in October was driven by a reduction in curtailment due to lower temperatures at our hosting sites. Looking forward, we expect curtailments to continue to improve as we progress further into the winter months, which we expect to result in higher Bitcoin production, all else equal. We intend to bring an additional 1,000 miners online in the next 30-60 days."

Core Scientific Update

As previously disclosed by the Company, on October 31, 2022, the Company filed an arbitration request against Core Scientific, Inc. asserting various claims, including breach of contract and conversion. In December 2022, Core Scientific, Inc. and certain of its affiliates (collectively, "Core") filed for Chapter 11 bankruptcy. In connection with the bankruptcy proceeding, Sphere 3D has filed proofs of claim against Core. On May 9, 2023, Core filed objections to Sphere 3D's proofs of claim.

Sphere 3D continues to work with its legal team and believes it has a strong case. Judge Jones, the judge overseeing the Core case, has stepped down, and Judge Lopez will be overseeing the Core bankruptcy. Sphere 3D's case has been scheduled for the end of January 2024. Sphere 3D intends to continue to vigorously prosecute the matter.

Gryphon Update

On October 6, 2023, Sphere 3D terminated, effective immediately, the Master Services Agreement ("MSA") between Sphere 3D and Gryphon Digital Mining, Inc., dated August 10, 2021, as amended on December 29, 2021. The termination of the MSA is expected to result in an additional 22.5% in gross profit.

Halving Update

With the halving anticipated in the first part of the second quarter of 2024, Sphere 3D has analyzed a plan to address the reduction in bitcoin earned.  Sphere 3D is considering all options for growth, including but not limited to adding exahash organically, mergers and acquisitions, as well as other options.  Sphere 3D is currently focused on strategic opportunities and on maintaining operational efficiency.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. The Company is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com